Exhibit 21.1

Subsidiaries of Duluth Holdings Inc.

Exact Name of Subsidiaries of Registrant as Specified in their Charter	State or Other Jurisdiction of Incorporation or Organization
Duluth Trading Company, LLC	Wisconsin